Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333-231986) of our report dated May 30, 2025 with respect to the consolidated financial statements and financial statement schedule of Park Aerospace Corp. and subsidiaries as of March 2, 2025 and March 3, 2024 and for each of the years in the three-year period ended March 2, 2025, which report is included in the Annual Report on Form 10-K of Park Aerospace Corp. for the year ended March 2, 2025, filed with the Securities and Exchange Commission.

/s/ CohnReznick LLP

Melville, New York

January 5, 2026